Exhibit (d)(7)

AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Series Fund, Inc.)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT, dated as of April 29, 2005 (the “Agreement”), by and among Thrivent Financial for Lutherans (the “Adviser”), Thrivent Series Fund, Inc. (the “Fund”) and Goldman Sachs Asset Management, L.P. (the “Sub-adviser”).

The Agreement is hereby amended, effective as of July 1, 2009, as follows:

1.	Pursuant to Section II of the Agreement, the following portfolio of the Fund shall be a “Portfolio” under the Agreement:

Thrivent Partner Technology Portfolio

2.	The following paragraph is added as Section III.G. to the Agreement:

In performing its obligations under this Agreement, the Sub-adviser may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any affiliate adviser or participating affiliate, without further written consent of the Adviser or the Fund, provided that the Sub-adviser shall always remain liable to the Adviser and Fund for its obligations hereunder.

3.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Maire O’Neill
Name:	Maire O’Neill
Title:	Managing Director

EXHIBIT A

Schedule I

Dated July 1, 2009

Sub-advisory Fees

Thrivent Partner Mid Cap Value Portfolio

Advisory Fee*	Average Daily Net Assets**
0.50%	$0-$200 Million
0.45%	Above $200 Million

Thrivent Partner Technology Portfolio

Advisory Fee*	Average Daily Net Assets
0.45%	All Assets

*	Annual Rate
**	Breakpoints for Thrivent Partner Mid Cap Value Portfolio are determined by combining the subadvised assets of Thrivent Partner Mid Cap Value Fund, a series of Thrivent Mutual Funds